EXHIBIT 99


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                      [MISSISSIPPI VIEW HOLDING COMPANY]



PRESS RELEASE                                                   March 24, 1997

For More Information, contact:
Thomas J. Leiferman, President/CEO
Mississippi View Holding Company
35 East Broadway
Little Falls, MN  56345-3093
(320) 632-5461


                       Mississippi View Holding Company
              Authorization of Stock Repurchase Program by Board

Little Falls, Minnesota -- March 24, 1997 -- Mississippi View Holding Company, the holding company of Community Federal Savings and Loan Association of Little Falls, has announced its intention to repurchase up to 81,874 shares of the Company's common stock. Mr. Thomas J. Leiferman, President, said the Company has been authorized by its Board of Directors to repurchase up to 10% of its 818,743 outstanding shares of common stock. The Company has filed the necessary regulatory notices and has received regulatory approval to initiate the repurchase program.

The repurchases will be made in open-market transactions, subject to the availability of the stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become treasury shares and will be utilized for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

Community Federal Savings and Loan Association of Little Falls is headquartered in Little Falls, Minnesota and operates through its main office. The Association's deposits are insured up to legal maximum limits by the Federal Deposit Insurance Corporation (FDIC). At December 31, 1996, the Company had total assets and stockholders' equity of $70,328,787 and $13,035,178 respectively. The Company is listed on the Nasdaq Small-Cap Market under MissVw and is traded under the Nasdaq symbol of "MIVI".